Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

89BIO, INC.

89bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the Corporation is 89bio, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on June 28, 2019. The First Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary on September 17, 2019. The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate of Incorporation”) was filed with the Secretary on November 13, 2019.

2. This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL and amends the provisions of the Second Amended and Restated Certificate of Incorporation.

3. The amendment to the Second Amended and Restated Certificate of Incorporation being effected hereby is to amend and restate in its entirety Section 4.1 of Article IV of the Second Amended and Restated Certificate of Incorporation to read as follows:

“Section 4.1 Authorized Stock. The total number of shares that the Corporation shall have authority to issue is 210,000,000, of which 200,000,000 shall be designated as common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shall be designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

4. This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this 8th day of June, 2023.

89BIO, INC.,
a Delaware corporation

By:	/s/ Rohan A. Palekar
Name:	Rohan A. Palekar
Title:	Chief Executive Officer

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